SERVICE CENTER & INSTALLATION AGREEMENT

between

ECHO AUTOMOTIVE

and

DICKINSON FLEET SERVICES LLC

THIS SERVICE CENTER AGREEMENT, dated as of June 26, 2012, 2012 (this "Agreement"), is by and between ECHO Automotive, a corporation organized and existing under the laws of the State of Arizona with its principal place of business at 2701 Enterprise Drive, Suite 122, Anderson, Indiana 46013 ("ECHO"), and Dickinson Fleet Services LLC, a limited liability company organized and existing under the laws of the State of Delaware with its principal place of business at 4709 West 96th Street, Indianapolis, Indiana 46268 ("Servicer").

Preliminary Statement

This Agreement governs the performance by Servicer of service, inspection, installation and repairs of the ECHO Drive system developed by ECHO Automotive (ECHO Drive Kit), and the sale by Servicer of related replacement parts and accessories, in the service area designated by ECHO from time to time (the “Service Area”). Servicer’s current service coverage is described in Exhibit A. Replacement parts and accessories for ECHO Drive Kit will hereinafter be referred to as "Products."

The parties hereto agree as follows:

Section 1. Appointment and Term

(a) ECHO hereby appoints Servicer as a servicer for ECHO Drive kits in the Service Area. ECHO may, in its sole discretion, appoint additional servicers in the Service Area on a nonexclusive basis.

(b) Servicer’s performance of service, inspection, installation and repairs of ECHO Drive Kit and the sale of Products in the Service Area will commence with the launch of commercial distribution of the ECHO Drive Kit, which will be advised to Servicer by ECHO.

(c) Unless earlier terminated pursuant to Section 9 hereof, this Agreement will remain in force and effect for the period commencing on the date of this Agreement and ending December 31, 2016. Such term shall be automatically extended for successive one year terms unless either party provides written notice to the other party not later than ninety days before the end of the then current term stating the notifying party does not wish to extend the term of this Agreement, in which case the term of this Agreement will expire at the end of the then current term.

Section 2. Capital, Facilities, Personnel and Training

(a) Servicer will maintain adequate working capital, offices and service facilities which meet ECHO standards, including, but not limited to, fixed and mobile service capacity, vehicle and parts storage areas, and emergency roadside assistance and accident management capability.

(b) Servicer will employ experienced clerical and sales personnel and trained technicians for the service, inspection and repair of ECHO Drive Kit in the Service Area and will assure the active participation of key individuals in the management of its service center operations.

(c) Servicer and ECHO will jointly develop an implementation plan for service center locations to ensure effective alignment of service center locations with fleet customer operating geography and anticipated growth of the ECHO vehicle fleet. ECHO will provide a centralized call center to support Servicer on service, parts and warranty fulfillment matters. Servicer will assure service coverage for a minimum number of ECHO Drive Kit which may be adjusted by reasonable notice to reflect anticipated service requirements. If requested by ECHO, Servicer will establish additional service centers or subcontract for services in order to provide geographic coverage on a nationwide basis.

(d) Servicer will equip its technicians with all basic tools, special tools, and equipment required to service and repair ECHO Drive Kit. In addition, Servicer must maintain an organized library of ECHO Technical Service Publications, including, but not limited to, Service Manuals, Diagnostic Manuals, Technical Service Bulletins, Recall Bulletins, and the applicable Labor Time Schedules for all Vehicle model years.

(e) ECHO will provide technical support to Servicer on Vehicle specific service training and documentation. Servicer must participate in service training courses ECHO offers or organizes in the Service Area or elsewhere. All technicians who work on ECHO Drive Kit must attend such ECHO technical training sessions as deemed necessary by ECHO to maintain sufficient knowledge to competently perform service and installation on the ECHO Drive Kit. Servicer must pay the direct and indirect costs associated with the training.

(f) Servicer will log all Vehicle information into Servicer’s database when a Vehicle is initially serviced and will update this information each time such Vehicle is serviced. ECHO will have online access to reports of the preventative maintenance history of each Vehicle serviced. ECHO will also have access to Vehicle service records including date, mileage, and repair cost by operation code. Servicer will also maintain capacity for its scheduling staff to advise Vehicle owners and operators of those services required before each inspection based on ECHO’s predetermined service interval.

(g) Servicer will maintain insurance, including without limitation general liability insurance and workers compensation coverage, in form, amount and with insurers acceptable to ECHO, and will to provide proof of such coverage to ECHO upon request.

Section 3. Service Center Marketing

(a) Servicer will market its ECHO service center capacity in a manner consistent with ECHO’s marketing strategy to promote the positive awareness and image of ECHO and the ECHO Drive Kit.

(b) If ECHO appoints additional servicers in the Service Area, Servicer will be the first servicer identified in any listings of servicers in ECHO’s website, brochures and other marketing materials.

Section 4. Service Center Services

(a) Service, Repairs, Installation and Inspections. Servicer will provide warranty and non-warranty service, repairs, installation and inspections to all owners or operators of ECHO Drive Kit in the Service Area. Servicer will perform such service, repairs, installation and inspections at locations and facilities staffed by trained technicians and equipped with service, repair and inspection tools and equipment required for the service, repair and inspection of ECHO Drive Kit. Servicer will perform such services, repairs, installation and inspections in a prompt, efficient and courteous manner. Servicer must use only genuine ECHO parts and accessories supplied under this Agreement for warranty and non-warranty service and repair of ECHO Drive Kit.

(b) Warranty Work. Any service, repair or inspection covered by an ECHO warranty will be performed in accordance with the policies and procedures set forth in ECHO's Warranty and Policy Procedure Manual, and any revisions or amendments thereto, furnished by ECHO to Servicer, and in accordance with bulletins and documents relating to warranty service which ECHO may from time to time furnish to Servicer, all of which are incorporated herein by reference and form an integral part of this Agreement.

(c) Responsibility for Claims. Servicer will assume responsibility for, and will assume, protect, defend and hold ECHO harmless from, all claims and lawsuits (including administrative proceedings) arising out of or in connection with the performance of warranty or other service, including, but not limited to, claims resulting from the negligence or willful acts or omissions of Servicer.

(d) Warranty Reimbursement. Servicer will be reimbursed for all warranty service at the rates and time allowances established by ECHO from time to time. ECHO reserves the right to adopt from time to time such programs and procedures as it deems advisable with respect to approval, verification and quality control of the performance of warranty service and the preparation of warranty claims. In order to carry out the above, Servicer will grant to ECHO reasonable access to its places of business to observe the performance and administration of such warranty service. Servicer will maintain complete and accurate lists of the names and addresses of all purchasers of Products for purposes of notifying them of all applicable service or recall campaigns.

(e) Non-Warranty Pricing. Servicer’s charges for service, repairs, installation and inspections that are not covered by warranty will be fair and reasonable and in any event related labor charges will not exceed, where applicable, those provided for in the Real Time Truck and Van Labor Time Guide. In addition to any other legal requirements, Servicer will provide Vehicle owners or operators with a written estimate of the cost of all non-warranty service, repairs and inspection and will obtain prior approval if actual cost exceeds the estimate by ten percent or more.

(f) Servicer Warranty. Servicer hereby warrants all repairs against defects in workmanship for the lesser of ninety (90) days or fifteen thousand (15,000) miles from date of completion of repair, whichever comes first. This warranty will cover the labor hours resulting from failures that are caused solely as a result of the workmanship of Servicer employees. Warranty for parts will be limited to the warranty extended to Servicer by the manufacturer of the failed part. Under circumstances where ECHO provides parts for the repair, and a part is determined to be the cause of the failure, Servicer will have no liability for any cost of the repairs. All warranties under this Agreement will be limited to the actual cost of the original repair. Warranty will not cover any additional losses, loss of use, cost of rental units, or any other claims for loss.

Section 5. Claims, Books, Records and Reports

(a) Servicer will submit complete and accurate claims for reimbursement of warranty and other services performed on ECHO Drive Kit on special forms provided or approved by ECHO. Servicer will retain all parts that it replaces while performing warranty service for inspection by ECHO.

(b) Servicer will maintain throughout the term of this Agreement and for at least two years thereafter complete and accurate books and records, separate from Servicer's other books and records, covering all services performed pursuant to this Agreement, reimbursement claims submitted to ECHO, sales of Products, Servicer’s warranty and other transactions contemplated by this Agreement.

(c) It is agreed and understood that representatives of ECHO may inspect such books and records of Servicer at any time during business hours for purpose of verification and audit, and may make copies of and abstracts from such books and records. All payments to Servicer are made subject to verification and possible adjustment by audit.

(d) Servicer will submit to ECHO such periodic financial reports and operating statements and the business management reports as ECHO may reasonably request from time to time.

Section 6. Supply of Products

(a) Inventory, Orders and Terms of Purchase. Servicer will maintain an adequate and balanced inventory of Products for service of ECHO Drive Kit. Servicer will submit to ECHO, via computerized communication equipment linked to ECHO's offices or such other method approved by ECHO, firm orders for Products. All orders are subject to acceptance or rejection by ECHO in whole or part. ECHO will use commercially reasonable efforts to fill accepted orders for Products. All accepted orders will be subject to delay or change occurring in manufacture, shipment or delivery. The terms of purchase applicable to any purchase of Products by Servicer will be those set forth in the related ECHO order forms and those set forth in this Agreement. In the event of discrepancy, the terms contained in this Agreement will prevail, unless ECHO otherwise agrees in writing.

(b) Prices, Charges and Taxes. ECHO will notify Servicer from time to time of the prices and charges (including, but not limited to, packing, handling and delivery charges) relating to Products sold under this Agreement. Changes in such prices and charges will not become effective sooner than sixty (60) days after notice to Servicer. ECHO reserves the right to change such prices and charges at any time, and will invoice Servicer at the prices and charges in effect as of the date Products are shipped to Servicer. Servicer will bear all costs and expenses incurred by ECHO in effecting the sale and delivery to Servicer of Products, including, but not limited to, collection charges, boxing, decking, transporting, loading and unloading, demurrage, storage, cartage, lighterage, heavy lift, consular fees, and freight. Servicer also agrees to pay sales, excise and other taxes (other than income taxes) due with respect to the sale, shipment, ownership or use of Products sold to Servicer, whether or not such taxes are levied on ECHO.

(c) Payment. Servicer must pay ECHO for Products at the time and on such terms as specified by ECHO from time to time (subject to ECHO’s obligation to provide Servicer at least sixty (60) days’ notice prior to effectiveness of changes in prices and charges pursuant to Section 6(b)). ECHO may charge Servicer, and Servicer will pay interest at the U.S. prime rate plus 2% on any late payments by Servicer.

(d) Delivery and Title. Products sold to Servicer under this Agreement will be shipped for the account of Servicer by carriers selected by ECHO. Regardless of to whom Products are consigned, how they are shipped or paid for, or where or when shipping documents are endorsed or delivered, the property, control, beneficial ownership, risk of loss or damage and legal title in and to all Products sold by ECHO will pass to Servicer Ex Works at ECHO’s shipment location (as such term is defined in Incoterms 2010 published by the International Chamber of Commerce). Notwithstanding the foregoing, ECHO retains a purchase money security interest in all Products sold to Servicer to secure payment for Products sold until payment in full for all Products has been received by ECHO. Servicer authorizes ECHO to file appropriate financing statements to perfect such security interest.

(e) Claims Regarding Shipments of Products. Claims for any alleged shortage, defect, damage or error in shipments of Products must be made by Servicer to ECHO in writing in accordance with ECHO's written instructions within thirty (30) days after the bill of lading date. ECHO reserves the right to disallow, in whole or in part, any claim which is submitted after such period or not adequately substantiated. Upon ECHO's request, Servicer will submit for inspection by ECHO or its insurance agents any Products alleged to be damaged or defective.

(f) Collection of Indebtedness. ECHO may apply towards the payment of any amount due from Servicer to ECHO, or to any of its subsidiaries, associated or controlled companies, any credit owing to Servicer, and ECHO at its option may collect any sums owing by Servicer to ECHO by drawing on any credits or amount which may be owed to Servicer by ECHO or by any of said companies. All collection charges involved in the drawing of such credits will be for the account of Servicer. In no event will Servicer have the right to retain any properties or monies belonging to or owed to ECHO, or to set off against any amounts owing to ECHO, for whatever reason, any amounts claimed to be owed by ECHO to Servicer.

(g) Warranty. No warranties express or implied, including but not limited to any implied warranty of merchantability or fitness for a particular purpose, are made or will be deemed to have been made by ECHO except the warranty by ECHO to Servicer set forth in the applicable ECHO or manufacturer's warranty policy manual, bulletin or other publication in effect at the time ECHO sells the Products in question to Servicer.

Section 7. Use of ECHO Trade Name and Trademarks

(a) With respect to any trademarks, service marks, devices or emblems, logos, trade dress or trade names owned or used by ECHO or any of its affiliated companies (hereinafter called "ECHO Marks"), Servicer hereby expressly undertakes that it will not, and will not permit any other person or entity over whom it exercises control, directly or indirectly:

(i) to commit any act or take any action at any time which would in any way impair the rights of ECHO, or its affiliated companies, to ECHO Marks; or

(ii) to claim, acquire, register or attempt at any time to claim, acquire or register any rights to ECHO Marks by virtue of this Agreement, or through Servicer's use of ECHO Marks; or

(iii) to use any ECHO Mark at any time as part of any company name or commercial designation without the express prior written consent of ECHO, or its affiliated companies, whichever may be appropriate; or

(iv) use any ECHO Mark at any time on any item, or on the packaging, display or advertising of any item, without the express prior written consent of ECHO, or its affiliated companies, whichever may be appropriate.

(b) Upon the written request of ECHO and upon the termination or expiration of this Agreement, Servicer will cease using any ECHO Mark on any item, or in any commercial designation, signs, stationery, advertising and the like, as well as any work, mark, symbol, design, emblem, name, trade dress or logo which, in the sole opinion of ECHO, so nearly resembles any ECHO Mark as to lead to confusion or uncertainty or to mislead the public.

Section 8. Relationship and Status of Servicer

(a) Servicer will service ECHO Drive Kit as an independent business enterprise for its own account and at its own expense. Except for warranty reimbursement provided for in Section 4(d), ECHO shall have no obligation or liability to pay or reimburse any costs or expenses of Servicer in connection with this Agreement. Servicer shall have no authority to represent ECHO as agent or otherwise in the Service Area or elsewhere or to do business in ECHO's name, nor to bind ECHO by any contract, representation, understanding, act or deed concerning ECHO or any Products covered by this Agreement. Neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Servicer or any of its agents, representatives or employees as an agent, representative or employee of ECHO for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership.

(b) Servicer represents and warrants to ECHO that it possesses, and will maintain during the term of this Agreement, all licenses, permits and other authorizations required on its part to act as Servicer under this Agreement throughout the Service Area and, upon request, shall provide evidence to ECHO of Servicer’s ongoing compliance with applicable legal and regulatory requirements.

(c) Servicer will be solely responsible for compliance with any laws, decrees, regulations or orders affecting the agents, representatives, employees or workers of Servicer, and will hold ECHO harmless from any claims whatsoever arising in connection therewith.

Section 9. Termination

(a) ECHO or Servicer may terminate this Agreement upon thirty (30) days prior written notice to the other party if the other party fails to fully perform its obligations hereunder, and such failure has not been fully cured within sixty (60) days following written notice to such party specifying the failure of performance.

(b) ECHO may terminate this Agreement with immediate effect upon written notice to Servicer in the event of:

(i) any sale, transfer, assignment or relinquishment, whether voluntary or involuntary, by operation of law or otherwise, of the direct or indirect controlling ownership interest in Servicer, unless ECHO has approved such sale, transfer, assignment or relinquishment;

(ii) any attempt by Servicer to assign this Agreement or any right or obligation hereunder without ECHO's express written consent; or

(ii) the substantial discontinuance of Servicer's service and repair activities for ECHO Drive Kit.

(c) Notwithstanding the foregoing, ECHO may terminate this Agreement at any time at its discretion and for its sole convenience, upon six (6) months’ prior written notice to Servicer.

(d) Notwithstanding any other provision in this Agreement to the contrary, this Agreement will automatically terminate without notice if Servicer becomes insolvent and is unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall become the subject of any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, or shall be adjudicated bankrupt or insolvent, or if a receiver is appointed for any substantial portion of its business or property, or if Servicer is dissolved.

(e) In the event of the expiration or termination of this Agreement, neither of the parties hereto shall be liable to the other for loss of profits or damages of any kind whatsoever or for any kind of severance benefits or compensation on account of or arising directly or indirectly from the expiration or termination of, or refusal to extend or renew, this agreement, or for any expenditures, investments or commitments made by the other party. The expiration or termination of this Agreement shall not, however, affect the right of either party to recover (i) damages sustained by reason of the breach of this Agreement by the other party or (ii) any payments owing under the terms of this Agreement or under any invoice or other instrument.

(f) The expiration and termination of this Agreement will operate to cancel all unfilled orders for Products placed by Servicer. If, however, after expiration or termination of this Agreement, ECHO should transact any business with Servicer relative to the servicing of ECHO Drive Kit or sale of Products therefor, such transactions will be governed by the same terms and conditions as those set forth in this Agreement, insofar as pertinent, but shall not be construed as a waiver of the expiration or termination or as a renewal of this Agreement.

Section 10. Force Majeure

(a) The failure or delay of either party in performing any of its obligations under this Agreement will not be deemed a breach of this Agreement to the extent that such failure or delay is directly due to any of the following circumstances: (i) any war, riot, insurrection or other civil commotion, (ii) any strike, lockout or other labor dispute, (iii) any fire, flood or other act of God, (iv) any labor, material, transportation or utility shortage or curtailment, or (v) any governmental order, decree or regulation, or (vi) any other similar circumstances beyond the affected party's reasonable control that it could not avoid by exercising due care.

(b) The affected party must (i) promptly notify the other party of the circumstances and their effect, (ii) consult with the other party concerning suitable interim arrangements and exercise due diligence to eliminate or remedy the cause of failure or delay, and (iii) continue performance as soon as reasonably possible after such cause of failure or delay is removed. Under no circumstances is any party excused from performing its obligations due to adverse economic conditions or general financial or operational constraints. Under no circumstances will the occurrence of such an event release either party from any payment obligations hereunder.

Section 11. Governing Law; Dispute Resolution

(a) This agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Indiana applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, that is not resolved amicably by the parties shall be finally determined and settled by arbitration conducted by a sole arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted in the English language in Indianapolis, Indiana. Each party shall bear its own costs and expenses. Judgment upon the award made by the arbitrator may be entered by any court having jurisdiction. Notwithstanding the foregoing, nothing in this Section 11(b) shall be construed to prevent either party from seeking injunctive or other interim relief or remedies in any court or other tribunal as such party deems appropriate pending arbitration, which shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

Section 12. Assignment or Transfer Prohibited; Etc.

Neither this Agreement nor any of the rights or obligations of Servicer hereunder may be assigned or transferred, in whole or in part, without the prior written consent of ECHO. Any purported assignment or transfer by Servicer without compliance with the foregoing shall be void and ineffective. ECHO may assign this Agreement or its rights hereunder or may delegate its performance hereunder, in whole or in part, to any affiliated company or to any successor in interest or transferee of any portion of ECHO’s business relating to this Agreement.

Section 13. Notices.

Any notice required or permitted to be given hereunder by any of the parties hereto shall be given in writing. Such notice shall be personally delivered or shall be sent to the address specified below (a) by mail, (b) by commercial courier service, or (c) by electronic facsimile. Notices will be deemed effectively given (x) in the case of notices given by electronic facsimile, on the day the notice is sent, and (y) in all other cases, on the date of actual delivery. Any party hereto may change its address or facsimile number for notice purposes at any time and from time to time by giving written notice of such change to the other party in the manner specified in this paragraph. Until so changed, notices shall be sent (i) to ECHO, at 2701 Enterprise Drive, Suite 122, Anderson, Indiana 46013, Attention: Chief Executive Officer, and (ii) to Servicer, at 4709 West 96th Street, Indianapolis, Indiana 46268, Attention: Bob Dickinson, Fax: (317) 875-7409.

Section 14. Entire Agreement, Etc.

(a) This Agreement sets forth the entire agreement and understanding between the parties on the subject matter hereof, and merges all prior discussions, negotiations and agreements between them. Neither of the parties shall be bound by any conditions, definitions, representations or warranties with respect to the subject matter of this Agreement other than as expressly provided herein or as duly set forth subsequent to the date hereof in a writing signed by a duly authorized representative of the party to be bound thereby.

(b) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

(c) In case any one or more of the rights or obligations under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining rights and obligations shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such rights and obligations under this Agreement in any other jurisdiction.

Section 15. Amendments; Waivers

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties (with the prior written consent of the U.S. Department of Energy), or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement, nor any course of dealing in connection therewith, will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ECHO AUTOMOTIVE

By:

Name:

Title:

DICKINSON FLEET SERVICES, LLC

By:

Name:

Title:

Exhibit A

Servicer’s Current	Pembroke Pines	Merrillville	Rochester
Service Coverage	Ocala	Lafayette	Mankato
State City	Daytona Beach	South Bend	St. Cloud
Birmingham	Richmond Hill	Indiana	Burnsville
Alabama	Loganville	Fishers	Maple Grove
Huntsville	Macon	Topeka	Vadnais Heights
Montgomery	Ellenwood	Kansas Shawnee	Minnesota
Arkansas Rogers	Austell	Wichita	Minnetonka
Little Rock	Cumming	Louisville	Joplin
San Diego	Suwanee	Kentucky	St. Peters
Concord	Georgia	Lexington	Fenton
Irwindale	Acworth	Florence	Kansas City
Milpitas	Cedar Falls	Middleton	Springfield
Sacramento	Council Bluffs	Plymouth	Missouri
Riverside	Dubuque	Chicopee	Columbia
California	Cedar Rapids	Franklin	Mississippi
Anaheim	Davenport	Massachusets	Jackson
Grand Junction	Iowa	North Andover	Jacksonville
Littleton	Ankeny	Hagerstown	Cary
Loveland	Chubbuck	Upper Marlboro	Greenville
Wheat Ridge	Kimberly	Gaithersburg	Mooresville
Colorado	Burlington	Baltimore	Fayetteville
Colorado Springs	Idaho	Maryland	Greensboro
Connecticut	Meridian	Baltimore	Morrisville
Danbury	Rochelle	Maine Westbrook	North
Rocky Hill	Collinsville	Marysville	Carolina
Delaware	Lake Forest	Oscoda	Charlotte
Harrington	Park Ridge	Wixom	Nebraska Omaha
Newport	Hickory Hills	Shelfy Township	Lincoln
Ft. Walton Beach	Plainfield	Taylor	New
Lake Wales	Illinois	Michigan	Hamshire
Pensacola	Rockford	Rochester Hills	Londonderry
Orlando	15	Flint	16
Hudson	Carpentersville	Ypsilanti	Thorofare
Plant City	Glenarm	Wixom	Randolph
Melbourne	Peoria	Waterford	Upper Saddle
Ft. Myers	Champaign	Macomb	River
Jacksonville	Crestwood	Township	South Plainfield
Florida	West Chicago	Grand Haven	New Jersey
Orlando	Chesterfield	Portage	Farmingdale
Oldsmar	Indianapolis	Grandville	New Mexico
Fruitland Park	Evansville	Williamsburg	Albuquerque
Sarasota	Ft. Wayne	Lansing	Endicott
Vero Beach	Fishers	Freeland	Rochester

Syracuse	Oregon Lake	Murfreesboro	Charlottesville
Orchard Park	Oswego	Alcoa	Sterling
Yaphank	Pennsylvania	Memphis	Virginia Beach
Albany	York	Tennessee	LortonSalem
New York	Johnstown	Nashville	Virginia
Marlboro	Pittsburgh	Abilene	Richmond
Brillant	Erie	Tyler	Vermont South
Hilliard	Clarion	Lewisville	Burlington
Lima	Allison Park	Corpus Christie	Pasco
Lexington	Lamar	League City	Redmond
Elyria	Allentown	Amarillo	Puyallup
Youngstown	Warminster	El Paso	Washington
W. Carrollton	Lititz	Odessa	Spokane
Groveport	Harrisburg	Plano	Stevens Point
Springboro	Malvern	Dallas	Waukesha
Vandalia	Wilkes-Barre	Richland Hills	Madison
Fairfield	Rhode Island	Texas	Wisconsin
Mentor	Warwick	Houston	Appleton
Walton Hills	Irmo	17	West
Brunswick	North Charleston	Houston	Virginia Scott
Lewis Center	North Augusta	Sugarland	Depot
Ohio	Greenville	Grand Prairie	Wyoming
Canton	South	San Antonio	Cheyenne
Enid	Carolina	Round Rock
Stillwater	Myrtle Beach	Utah Clearfield
Lawton	South	Salt Lake City
Bartlesville	Dakota Sioux	Fredricksburg
Oklahoma City	Falls	Vienna
Oklahoma	Kingsport	Sterling
Broken Arrow	Chattanooga	Newport News